Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Little West Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Representative's Warrants to purchase Common Shares	(1)	Other		$			$0.0001381	$0.00
Fees to be Paid	Equity	Common Shares underlying the Representative's Warrants	(2)	457(o)	301,875		6.00	1,811,250.00	0.0001381	250.13
Fees Previously Paid	Equity	Common Shares, par value $0.001 per share	(3)	457(o)	4,312,500		$6.00	$25,875,000.00		$3,573.34

Total Offering Amounts:								$27,686,250.00		3,823.47
Total Fees Previously Paid:										3,573.34
Total Fee Offsets:										0.00
Net Fee Due:										$250.13

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Offering Note(s)

(1)	Represents warrants to be issued to the Representative of the underwriters to purchase shares of Common Stock equal to 7% of the Common Shares sold in this offering, including any Common Shares issued upon exercise of the underwriters’ over-allotment option. The Representative’s Warrants are exercisable at a per share exercise price equal to 100% of the public offering price per share. Pursuant to Rule 457(g) under the Securities Act, the filing fee is calculated based on the exercise price of the Common Shares underlying the Representative’s Warrants.

No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(2)	Represents warrants to be issued to the Representative of the underwriters to purchase shares of Common Stock equal to 7% of the Common Shares sold in this offering, including any Common Shares issued upon exercise of the underwriters’ over-allotment option. The Representative’s Warrants are exercisable at a per share exercise price equal to 100% of the public offering price per share. Pursuant to Rule 457(g) under the Securities Act, the filing fee is calculated based on the exercise price of the Common Shares underlying the Representative’s Warrants.
(3)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Includes (a) 3,750,000 Common Shares to be offered by us pursuant to this offering; and (b) 562,500 Common Shares that the underwriters have the option to purchase to cover over-allotments, if any.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, we are also registering an indeterminate number of shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, or similar transactions.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(o) under the Securities Act.

Previously paid in connection with the initial filing of this Registration Statement on Form S-1 (File No. 333-292507) on December 31, 2025.